Exhibit 8.2

Kilpatrick Townsend & Stockton LLP ktslaw.com	3 Times Square, 28th Floor New York, NY 10036 T 212 775 8700 f 212 775 8800

December 18, 2025

Board of Directors

The Victory Bancorp, Inc.

548 N. Lewis Road

Limerick, PA 19468

Re: Merger of The Victory Bancorp, Inc., with and into QNB Corp.

Ladies and Gentlemen:

Reference is made to the Registration Statement on Form S-4 (as amended or supplemented through the date of this letter, the “Registration Statement”) of QNB Corp., a Pennsylvania corporation (“QNB”), including the joint proxy statement/prospectus forming a part of the Registration Statement, relating to the proposed transaction (the “Merger”) between QNB and The Victory Bancorp, Inc., a Pennsylvania corporation (“Victory”). We have acted as counsel to Victory in connection with the Merger.

In connection with this opinion, we have examined (i) the Agreement and Plan of Merger dated as of September 23, 2025 (the “Merger Agreement”) by and among Victory and QNB and (ii) the Registration Statement. We have not, however, undertaken any independent investigation of any factual matter set forth in any of the foregoing. For purposes of this opinion, we have assumed, with your permission, (i) that the Merger will be consummated in the manner described in Merger Agreement and the Registration Statement and (ii) the statements concerning the Merger set forth in the Merger Agreement and the Registration Statement are true, complete and correct and will remain true, complete and correct at all times up to and including the Effective Time. We have also assumed that the parties have complied with and, if applicable, will continue to comply with, the obligations, covenants and agreements contained in the Merger Agreement.

We have also participated in the preparation of the discussion set forth in the section entitled “MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER” in the Registration Statement. In our opinion, and subject to the qualifications, assumptions and limitations stated herein and in the Registration Statement, such discussion of those consequences, insofar as it summarizes U.S. federal income tax law, and subject to the qualifications, exceptions, assumptions and limitations described in the Registration Statement, is a fair and accurate summary in all material respects

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The Victory Bancorp, Inc.

December 18, 2025

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement, and to the references in the Registration Statement to us. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Kilpatrick Townsend & Stockton LLP

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